Exhibit 10.19

Employment Agreement

This Agreement is effective May 30, 2014 by and between GWG Life Settlements, LLC a Delaware limited liability corporation and GWG Holdings, Inc., hereinafter collectively called (“Employer”) and William Acheson, an individual (hereinafter called "Employee").

Whereas the Employer is desirous of employing the Employee as its CFO; and whereas, the Employee is desirous of accepting this position with the Employer.

Now, therefore, in consideration of the mutual promises stated in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee hereby agree as follows:

1.	Term. The term of employment shall be one year and shall automatically renew for one year periods unless terminated prior to such renewal by the Board of Directors.

2.
Duties. Employee duties shall be to generally lead and direct the financial activities of the business and to undertake duties or as otherwise directed by the Board of Directors or CEO.  Hours of work shall be as necessary to fulfill assigned duties.

3.
Salary. The Employer shall pay the Employee an annual salary of $200,000.00, payable periodically in accordance with the Employer’s normal compensation schedules. The Employee’s salary shall be reviewed by the Board of Directors from time-to-time as appropriate.

4.
Incentive Compensation. The Employer shall pay the Employee an annual incentive compensation bonus, in the form of cash and stock options of the Employer in addition to Salary based upon the performance of the Employee. The Employee’s incentive compensation shall be determined by the Board of Directors as appropriate.

5.
Deductions. The Employer shall deduct from compensation payable to the Employee such amounts as is required by law to deduct, including but not limited to federal and state withholding taxes, social security taxes and state disability insurance, and any other amounts as may be required pursuant to the Employer's benefit programs of which the Employee is a participant.

6.
Expenses. The Employer shall reimburse the Employee for all appropriate and reasonable business expenses incurred by the Employee in performing the Employee’s duties. Such expenses shall include all legal expenses of the Employee for any liability or alleged liability related to the Employer incurred during the scope of employment with the Employer.

7.
Paid Time Off. The Employee will be eligible for four weeks Paid Time Off annually.    Paid Time Off may be used for vacation, illness, personal days, or other reasons. Please refer to the Company Handbook for a detailed explanation. The Employee shall also be entitled to paid holidays.

8.	Health Benefits. The Employer offers health insurance options to both the Employee and the Employee’s dependents under its comprehensive benefits Program.

9.	Flexible Spending Account Benefits. The Employee will be eligible for enrollment in the Company Flexible Spending Account (FSA) in accordance with terms of the FSA.

10.
Retirement Benefits and Severance Package. The Employee will be eligible for enrollment in the Company 401K/Roth 401K. Currently, the Company retirement plans do not include any Employer Match or Discretionary Contributions.

11.
Severance Package.  If the Employee's employment is terminated by Employer without 'good cause' or if the Employee voluntarily resigns with 'good reason' then the employee will be entitled to (i) severance pay for a period of 12 months and (ii) reimbursement of health insurance premiums for his family if he elects continued coverage under COBRA.  At the discretion of the Employer, severance pay (representing 12 months of compensation) may be paid in a lump sum within 7 days following the date of termination.

12.
Notices. Any notice required or provided to be given under this Agreement shall be sufficient if in writing, sent by first class mail, to the Employee’s residence in the case of notice to the Employee or to its principal office in the case of the Employer.

13.	Consent to Background Check. The Employee acknowledges the Employer is engaged in the financial services business and therefore must check the background information on all Employees and contractors.

14.
Company Policy. The Employee acknowledges and agrees to adhere to by signing the Employee Confidentiality Agreement, Privacy Policy, and Acknowledgement of Receipt and Understanding of the Employee Handbook. The Employee acknowledges that the Employer reserves the right to modify or amend its policies at any time to protect confidential information of customers, the business, and vendors.

15.
Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

16.
Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, and any action brought to enforce any provision of this Agreement or to commence any other action in connection therewith shall have its venue in Hennepin County of Minnesota.

17.
Anti-Solicitation. Within eighteen (18) months after voluntary or involuntary employment termination, Employee shall not, within the Territories, directly or indirectly solicit, divert, service, accept or otherwise attempt to convert policies or other business provided by Employer from or with respect to (i) customers of Employer who were serviced by the Employee during employment or with whom Employee has had direct contact during employment; or (ii) customers of Employer’s Affiliates who were serviced by Employee during employment.

18.
Non-Compete. Except as specifically authorized by the Employer in writing, the Employee warrants, covenants and represents to the Employer that during the term of this Agreement and for a period of one year after termination, they/he/she/it shall not use the Confidential Information, directly or indirectly, to the Employee’s own benefit or for the benefit of any affiliate, subsidiary, employer or related party of the Employee, or any other third party. Further, except as specifically authorized by the Employer in writing, the Employee specifically covenants, warrants and represents to the Company, its successors and/or assigns, the Employee will not for a period of one year after termination, directly or indirectly, compete with the Company, it successors or assigns in its business wherever located. This Section 17 shall survive termination of this Agreement.

19.
Blue Pencil. Should any court or tribunal declare the foregoing covenants to be unreasonable or void for any reason, the duration or scope of the covenant shall be modified to such duration and scope as to not be unreasonable, arbitrary or against public policy, and to be the maximum restrictions allowed under Minnesota Law. Employee acknowledges and agrees that the covenants in Sections 16 and 17 are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants in Sections 16 and 17, or any part thereof, is invalid or unenforceable, the reminder of the covenants shall not thereby be affected and shall be give full effect, without regard to the invalid portions. Further, if any court determines that any of the covenants of Sections 16 and 17, or any parts thereof, are unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

20.
Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

21.	Modification. This Agreement shall be modified only by writing, executed by both the Employee and the Employer.

[SIGNATURE PAGE]

In witness of this, the parties have executed this Employment Agreement as of the day and year first above written.

Company		Employee

By:	/s/ Jon Sabes	By:	/s/ Bill Acheson

Title:	Chief Executive Officer	Name:	William Acheson